EXHIBIT 21.1

SUBSIDIARIES OF QLOGIC CORPORATION

QLogic Boulder, Inc.

QLogic Enclosure
Management Products, Inc.

QLogic Foreign Sales Corporation

QLogic Roseville, Inc.

QLogic Switch Products
Group, Inc.

QLogic (UK) Limited